Exhibit 99.2

Red Violet, Inc. (NASDAQ: RDVT)

First Quarter 2025 Earnings Results Conference Call

Company Participants:

Camilo Ramirez, Senior Vice President, Finance and Investor Relations

Derek Dubner, Chairman and Chief Executive Officer

Dan MacLachlan, Chief Financial Officer

Operator:

Good day ladies and gentlemen, and welcome to red violet’s first quarter 2025 earnings conference call. At this time, all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time.

As a reminder this call is being recorded.

I would now like to introduce your host for today’s conference Camilo Ramirez, Senior Vice President, Finance and Investor Relations. Please go ahead.

Camilo Ramirez:

Good afternoon and welcome. Thank you for joining us today to discuss our first quarter 2025 financial results.

With me today is Derek Dubner, our Chairman and Chief Executive Officer, and Dan MacLachlan, our Chief Financial Officer. Our call today will begin with comments from Derek and Dan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our Investors page on our website www.redviolet.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with red violet’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and the subsequent 10-Qs.

During the call, we may present certain non-GAAP financial information relating to adjusted gross profit, adjusted gross margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, and free cash flow. Reconciliations of these non-GAAP financial measures to their most directly comparable US GAAP financial measure are provided in the earnings press release issued earlier today. In addition, certain supplemental metrics that are not necessarily derived from any underlying financial statement amounts may be discussed and these metrics and their definitions can also be found in the earnings press release issued earlier today.

With that, I am pleased to introduce red violet’s Chairman and Chief Executive Officer, Derek Dubner.

Derek Dubner

Good afternoon, everyone, and thank you for joining us today to discuss our first quarter financial results.

We are pleased to report another strong quarter, marked by solid execution and continued demand across our business. Our results reflect sustained strength across our diversified customer base, with performance driven by both existing relationships and new customer wins. Despite the persistent volatility in the macroeconomic environment, volumes have remained solid, underscoring the durability and relevance of our solutions.

Now, let’s briefly run through the numbers. Revenue for the quarter was up 26% to a record $22.0 million, producing a record adjusted gross profit of $18.3 million and a record adjusted gross margin of 83%. Adjusted EBITDA for the quarter was up 47% to a record $8.4 million, producing a record adjusted EBITDA margin of 38%, up 6-percentage points. Adjusted net income increased 53% to a record $4.8 million for the quarter, resulting in record adjusted earnings of 33 cents per diluted share.

Our IDI billable customer base increased by 315 customers sequentially from the fourth quarter, ending the first quarter at 9,241 customers. Within FOREWARN, we added 21,918 users during the first quarter, ending the quarter with 325,336 users. Over 545 Realtor® Associations are now contracted to use FOREWARN.

We continue to experience strong receptivity from prospective customers, which reinforces the value proposition of our platform. Clients are increasingly turning to us not just for innovation, but for cost-effective, scalable solutions that address mission-critical needs. Our ability to simultaneously deliver innovation and efficiency is clearly resonating.

As we look at the broader environment, specifically the economic volatility and uncertainty beginning in the first quarter, it is important to again underscore the durability of our business model, which has consistently proven its strength through multiple economic cycles. From the dotcom bubble, the housing crisis, and the Great Recession, to the unprecedented challenges of the pandemic, this model has proven resilient — and even opportunistic — during times of stress.

This resilience is driven by the diversity of the industries we serve and the critical nature of our solutions. In a strong economic environment, many of our customers, particularly within corporate sectors and financial services, rely on our technology and solutions to support front-end growth use cases, such as new account openings, onboarding, and customer engagement.

Conversely, in a more challenging economic climate, when financial pressures mount for consumers and businesses alike, other segments of our customer base become more active. In such times, we see heightened demand from clients focused on legal workflows, investigations, collections, process serving, repossession, and related functions. Additionally, in times of uncertainty, the need for fraud prevention and risk mitigation only increases, and our solutions are essential in helping organizations across the spectrum protect their operations.

This counter-cyclical balance in demand ensures that we remain relevant and mission-critical regardless of market conditions. It also gives us strong confidence in our ability to continue performing through economic fluctuations while supporting our customers' evolving needs.

Over the last few years, we have observed a structural shift in consumer dynamics, where the middle class is no longer anchored in the center, but rather drawn toward the financial extremes that have traditionally defined our core use cases. It is the first time in decades that I’ve seen this level of activity from both ends of the economic spectrum converge to this degree, where a rising tide is lifting nearly all boats with our business positioned right at the intersection of these trends.

Today, our focus remains on a set of strategic priorities, which we have touched on previously, designed to drive long-term value. These include increasing productivity across the organization, analyzing and implementing automation to streamline operations as we scale, and intensifying our efforts around proprietary data generation and aggregation, which includes our continued use of AI to derive insights from our core identity graph.

We believe these initiatives will further leverage our business model, strengthen our competitive position, and support even stronger financial performance in the medium to long term.

Thank you again to our employees, partners, and customers for your continued trust and collaboration. We look forward to building on this momentum in the quarters ahead.

Now, I’ll turn it over to Dan to discuss the financials.

Dan MacLachlan

Thank you, Derek, and good afternoon, everyone. We are excited to kick off 2025 with another record quarter, building on the momentum we established throughout 2024. Our first quarter performance reflects solid execution, broad-based demand across our verticals, and the efficiency of our operating model. As we move into the year, we remain focused on our priorities — delivering consistent results, deecpening customer relationships, and continuing to invest where we see the greatest return. With a strong foundation and growing leverage in the business, we are well-positioned to deliver another year of healthy, sustainable growth.

Turning now to our first quarter results, for clarity, all the comparisons I will discuss today will be against the first quarter of 2024, unless noted otherwise.

Total revenue was a record $22.0 million, representing a 26% increase over the prior year. We generated a record $18.3 million in adjusted gross profit, resulting in a record adjusted gross margin of 83%, up 4-percentage points. Adjusted EBITDA for the quarter was also a record at $8.4 million, an increase of 47% over the prior year. Adjusted EBITDA margin reached a record 38%, up 6-percentage points. Adjusted net income increased 53% to a record $4.8 million, resulting in record adjusted earnings of 33 cents per diluted share.

Moving through the details of our P&L, as mentioned, revenue was $22.0 million for the first quarter. This total includes $1.2 million in one-time transactional revenue associated with two significant opportunity wins from two new customers. Excluding this one-time transactional revenue, first quarter revenue growth would have still been a healthy 19%.

Within IDI, we saw growth across verticals. IDI’s billable customer base increased by over 300 customers sequentially from the fourth quarter, ending the quarter at over 9,200 customers. Our Emerging Markets vertical led all verticals on a percentage basis, delivering strong double-digit revenue growth, inclusive of the $1.2 million in one-time transactional revenue. Our Investigative vertical continues to perform well, driven by Law Enforcement, which has now grown sequentially in every quarter since Q4 of 2021. We also saw strong double-digit revenue growth in our Financial and Corporate Risk vertical, led by the banking and financial industry. The Collections vertical delivered mid-single-digit growth; note that, the prior-year quarter included outsized transactional revenue related to our idiVERIFIED product. Normalizing for that impact, this quarter’s growth would have been in the mid-teens—representing the highest year-over-year revenue growth rate in the Collections vertical since 2020. We continue to see healthy trends and improving performance in the Collections industry. IDI’s Real Estate vertical, which excludes FOREWARN, declined by low single digits, still impacted by affordability issues of strong home prices and elevated interest rates.

With over 545 REALTOR® Associations under contract across the U.S., FOREWARN delivered another quarter of strong double-digit revenue growth, adding more than 20,000 users during the quarter. This marks FOREWARN’s twentieth consecutive quarter of sequential revenue growth.

Contractual revenue represented 74% of total revenue for the quarter, down 4-percentage points from the prior year. This decline was attributable to the $1.2 million in one-time transactional revenue referenced earlier. Gross revenue retention was 96% for the quarter, an increase of 3-percentage points over the prior year.

Moving back to the P&L, our cost of revenue (exclusive of depreciation and amortization) decreased $0.1 million, or 3%, to $3.7 million. Adjusted gross profit increased 33% to $18.3 million, resulting in an adjusted gross margin of 83% — a 4-percentage point increase over the prior year.

Sales and marketing expenses increased $1.7 million, or 46%, to $5.4 million for the quarter, driven primarily by higher personnel-related expenses.

General and administrative expenses increased $0.4 million, or 7%, to $6.2 million for the quarter, also driven primarily by higher personnel-related expenses.

Depreciation and amortization increased $0.3 million, or 12%, to $2.6 million for the quarter.

Our net income increased $1.6 million, or 93%, to $3.4 million for the quarter.

Adjusted net income for the quarter increased $1.6 million, or 53%, to $4.8 million, resulting in adjusted earnings of 33 cents per diluted share.

Moving on to the balance sheet. Cash and cash equivalents were $34.6 million at March 31, 2025, compared to $36.5 million at December 31, 2024. Current assets totaled $45.9 million, compared to $46.2 million at year-end, while current liabilities were $5.1 million, compared to $10.3 million.

We generated $5.0 million in cash from operating activities in the first quarter, compared to $4.3 million for the same period in 2024.

We generated $2.5 million in free cash flow in the first quarter, compared to $1.9 million for the same period in 2024.

We did not purchase any shares of Company stock under our stock repurchase program during the first quarter.

We paid out a special cash dividend of $0.30 per share on the Company’s common stock to shareholders of record as of January 31, 2025. The dividend, totaling $4.2 million, was distributed on February 14, 2025.

To wrap up, 2025 is off to a great start. This quarter reflects solid execution across the business and reinforces the strength of our model — one that delivers profitable growth, strong cash flow, and high levels of customer retention. We are investing with intention, leaning into the areas of the greatest opportunity, while maintaining the operational discipline that underpins our performance. As we progress through 2025, we remain focused on sustaining our momentum, expanding our reach, and creating long-term value for our shareholders.

With that, our operator will now open the line for Q&A?

Operator

(Operator Instructions) The first question comes from the line of Josh Nichols of B. Riley. Josh – please go ahead.

Josh Nichols

Thank you for taking my question and great to see another quarter with a lot of records being set yet again. Quick question for me. I mean quite strong growth when you look at like the IDI customers this quarter. Is there any color that you could provide with a little bit more granularity on what's driving that specifically or how you think that those trends are going to play out through the remainder of the year?

Daniel MacLachlan

Yes, Josh, hi this is Dan, and thanks for the questions. And it kind of just builds on what we talked about last quarter that in the fourth quarter, we saw just strong consistent volume across the customer base and across verticals, whether that be Financial and Corporate Risk, Collections, FOREWARN, Investigative or Emerging Markets. And in the first quarter, we saw the same thing again.

Obviously, there's a bit of uncertainty in the broader economic activity. But from our business' perspective, we didn't see any impact from that whatsoever.

We continue to see good onboarding across customer verticals and customer size including medium and larger enterprise. And so, we expect that to continue over the remainder of the year. And again, just very excited about the opportunity pipeline that is built and our ability to convert that pipeline.

Josh Nichols

Thanks, and then just to follow up because you mentioned it, just I know the company has been securing a growing number of larger customers. Any data or highlights that you could provide? Are they slowing down? Are they picking up with the macro uncertainty? Or what are you seeing in terms of large customers, whether it's like government or more some of these public sector awards that you're still in the early days of going after?

Daniel MacLachlan

Yes. Look, I mean from a pure kind of metric perspective, we gave some color in fourth quarter of just being right around 96 customers that were generating in excess of $100,000 in revenue a year.

I can say after the first quarter, that has grown nicely to well in excess of 100, close to 110 customers today in the trailing 12 months are spending over $100,000. So, we continue to see that dynamic of the medium and larger enterprise customers and our investment to move up tier significantly pay off.

Josh Nichols

I appreciate the context there. And then last question for me, Derek, maybe you can provide a little bit more color on this since you've talked about it.

Specifically, if you had to touch on one or two of the areas that you think for like internal or external technology investments that you think could really help grow the business longer term beyond just like a quarter or two, what is it that you're most focused on doing as you continue to build out this core identity graph for the consumer?

Derek Dubner

Yes. Thanks, Josh. Great question. Well, we have a multi-year product roadmap that we're working on. We continue to invest in not only financially but human resource in expanding the moat around the capabilities around our platform.

It's highly differentiated against anything we've created in the past and against competition. And I think that's what you're seeing. It's translating to customer wins and receptivity around what we can bring.

I would remark that in a time of volatility, we're seeing greater receptivity from prospective customers wanting to understand how we can process their workflows, which we can do and we believe better than the competition.

But we can do so because of the construct of our platform, cloud, et cetera, in a much more efficient manner. And, so they are definitely listening and wanting to understand the opportunity there. So we continue to invest in our identity graph. We're looking to enhance, as I mentioned some of the strategic priorities, enhance the proprietary data generation and aggregation internally, and that includes with some of our initiatives around artificial intelligence.

We continue to expand our capabilities to be in -- bring new solutions out in the way of know your business, KYB, account monitoring and really driving more risk signals out of the data that we see, which is extremely helpful and informative for our customers -- and we want to be able to teach them what we're seeing. And we believe it's -- those are insights that they are not seeing perhaps at that time.

So really very current risk signals that alert them to risks. And so we're very excited, and we continue to invest also in the strategic priorities I mentioned of enhancing our productivity and really increasing automation across the enterprise so that as we scale in the out years. You're going to see even greater financial performance, even greater than what we're performing today.

Josh Nichols

Great to hear and I look forward to seeing you guys in a couple of weeks.

Derek Dubner

Likewise, thanks, Josh.

Operator

This concludes the question and answer session. I would now like to turn it back over to Derek Dubner for closing remarks.

Derek Dubner

In closing, we're proud of our performance this quarter and encouraged by the momentum we're seeing across the business. As we continue to execute upon our strategic priorities, we remain focused on delivering long-term value for our customers, our employees, and our shareholders. Thank you for your continued support and for joining us today.